
                                  Bancorp Hawaii, Inc.
           Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                               Nine Months Ended September 30

                                                                 Fully
                                               Primary          Diluted
                                             ------------     ------------
    1994
    ----------
    Net Income                               $100,514,000     $100,514,000
                                             ============     ============

    Daily Average Shares Outstanding           42,425,784       42,425,784
    Shares Assumed Issued for Stock Options       518,044          518,044
                                             ------------     ------------
                                               42,943,828       42,943,828
                                             ============     ============

    Earnings Per Common Share and
      Common Share Equivalents                      $2.34            $2.34
                                             ============     ============


    1993
    ----------
    Net Income                                $96,875,000      $96,875,000
                                             ============     ============

    Daily Average Shares Outstanding           42,490,926       42,490,926
    Shares Assumed Issued for Stock Options       589,731          589,731
                                             ------------     ------------
                                               43,080,657       43,080,657
                                             ============     ============

    Earnings Per Common Share and
      Common Share Equivalents                      $2.25            $2.25
                                             ============     ============
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